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                                                                     Exhibit 2.2

                             Amendment to Agreement

                                       of

                             Merger and Acquisitions

          THIS AMENDMENT TO AGREEMENT OF MERGER AND ACQUISITIONS (this "Agreement") is entered into as of October 1, 2003, among GSRWB, Inc., a Delaware corporation ("GSRW") and the Shareholders, as hereinafter defined.

                                   WITNESSETH:

          THAT WHEREAS, the parties entered into that certain Agreement of Merger and Acquisitions, dated as of July 31, 2003 (the "Agreement"), among GSRW, The Roaring Water Bay Spirits Group Limited, a company incorporated under the laws of Ireland with its principal place of business at 4 Herbert Place, Dublin 2, Ireland, The Roaring Water Bay Spirits Marketing and Sales Company Limited, a company incorporated under the laws of Ireland with its principal place of business at 4 Herbert Place, Dublin 2, Ireland, Patrick Rigney, an Irish citizen whose residence is 2 Carysfort Downs, Blackrock, Co. Dublin, Ireland ("PR"), David Phelan, an Irish citizen whose residence is 17 Terenure Park, Terenure, Dublin 6W, Ireland ("DP"), Carbery Milk Products Limited, a company incorporated under the laws of Ireland with its principal place of business at Ballineen, Co. Cork, Ireland ("Carbery") and Tanis Investments Limited, a company incorporated under the laws of Ireland with its principal place of business at Institute Road, Bailieboro, Co. Cavan, Ireland ("Tanis" and together with PR, DP and Carbery, collectively the "Shareholders" and individually a "Shareholder"), Great Spirits Company, LLC, a Delaware limited liability company and Great Spirits Corp., a Delaware corporation;

          WHEREAS, Section 8.5 of the Agreement provides that it may be amended, modified and supplemented by GSRW by written agreement executed and delivered by the Shareholders; and

          WHEREAS, the Shareholders and GSRW wish to amend the Agreement to extend certain dates;

          NOW, THEREFORE, in consideration of the premises, the Shareholders and GSRW agree as follows pursuant to Section 8.5 of the Agreement:

          1. Section 4.1.6 of the Agreement is amended by deletion of the date "October 31, 2003" and substitution of the date "December 1, 2003.

          2. Section 6.2(a) of the Agreement is amended by deletion of the date "October 31, 2003" and substitution of the date "December 1, 2003.
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          3. Except as expressly amended herein, the terms and provisions of the
Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, this Amendment to Agreement of Merger and Acquisitions has been duly executed and delivered by the parties or their duly authorized officers as of the date first herein above written.

                                        GSRWB, Inc.


                                        By: /s/ Mark Andrews
                                            ------------------------------------
                                        Name: Mark Andrews
                                        Title: President


                                        Carbery Milk Products Limited


/s/ Patrick Rigney                      By: /s/ Colm Leem
-------------------------------------       ------------------------------------
Patrick Rigney                          Name: Colm Leem
                                        Title: Group Finance Director


                                        Tanis Investments Limited


/s/ David Phelan                        By: /s/ Patrick McKevitt
-------------------------------------       ------------------------------------
David Phelan                            Name: Patrick Mckevitt
                                        Title: President


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